Exhibit 99.1

PEMSTAR Reports Fiscal 2006 Second Quarter Results

Reduces Net Loss Before Restructuring by 55% Compared to Prior Quarter

Restructuring Plan for Improved Financial Performance is on Track

ROCHESTER, Minn. Wednesday, November 2, 2005 — PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2006 second quarter ended September 30, 2005.

Revenue from continuing operations for the three months ended September 30, 2005 increased to $211.1 million, compared to $157.9 million in the same quarter a year ago. The increase included approximately $65 million of additional revenue resulting from the full turnkey operation with a wireless handset customer, which was in our guidance going into the quarter.

Net loss from continuing operations for the fiscal 2006 second quarter ended September 30, 2005 was $(13.4) million or $(0.30) per share, compared to net loss of $(3.4) million or ($0.07) per share in the same quarter a year ago. Results from continuing operations for the second quarter include adjustments for certain Americas locations of $(8.8) million or $(0.20) per share, comprised of restructuring charges of $(7.9) million, $(0.5) million of accounts receivable and inventory reserves primarily related to restructured sites and $(0.4) million due to consulting fees. Other than these adjustments, the net loss from continuing operations resulted primarily from reduced gross margins related to volume reduction and product mix changes in the semiconductor capital equipment and wireless hand set production combined with the low capacity utilization being addressed by the restructuring efforts.

Revenues from discontinued operations in our Guadalajara facility for the fiscal second quarter were $1.0 and $8.5 million for fiscal 2006 and 2005, respectively. Loss from discontinued operations for the fiscal second quarter totaled $(0.08) million or $0.00 per share. Expenses contributing to the second quarter fiscal 2006 loss included $(0.3) million or $(0.00) per share of adjustments comprised of restructuring charges of $(0.7) million and adjustments to reserves of $0.4 million.

Excluding the above-mentioned adjustments of $(8.8) million for continuing operations and $(0.3) million for discontinued operations totaling $(0.20) per share, the adjusted net loss for the fiscal second quarter of 2006, was $(4.3) million or $(0.10) per share, which is in-line with prior guidance.

Roy Bauer, PEMSTAR’s President and COO stated, “We are encouraged with our progress in the second quarter as we reduced our net loss, excluding restructuring charges, by 55% compared to the prior quarter losses, as we start to realize the intended benefits of our restructuring initiatives from the last 18 months. The impact, however, was muted in the second quarter as it took slightly longer to transition customers out of our San Jose facility. Now that this work is behind us we are shifting all of our resources to improving profitability and targeting strategic growth opportunities. To ensure our success we have realigned our sales force and have strengthened our engineering sales team around our key accounts to drive higher margin projects.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “This was another positive quarter for us as we again moved closer to achieving our target operating model. Our adjusted EBITDA from continuing operations, which excludes restructuring charges, was $1.6 million. This is the first time in the last twelve months that we have achieved a positive adjusted EBITDA from continuing operations. This is an important milestone for us and the result of everyone’s continued hard work across our entire organization. Our cost structure is clearly now better aligned with our level of customer demand. Finally, consistent with our restructuring plan, we took a charge of $8.6 million in the second fiscal quarter, which includes charges classified within discontinued operations. This brings the total to $15.3 million on a year to date basis, which remains in line with our initial guidance of $14 million to $18 million.”

Business Update

During the second quarter of fiscal 2006, sales from continuing operations, excluding incremental turnkey revenue, to the industrial sector accounted for 50.2% of net sales; computing and data storage was 34.6% of net sales; communications was 13.6% of net sales; and medical was 1.6% of net sales.

The full turnkey transaction change in our Tianjin facility materially affected the following statistical points given the increases in sales, accounts receivable and accounts payable. Accounts receivable at September 30, 2005 was $136.3 million with days sales outstanding (DSO) of 58 compared with $150.9 million in accounts receivable with DSO of 65 at June 30, 2005. Net inventories of $68.3 million as of September 30, 2005 with a turn rate of 12.0 times, compared with $63.8 million at June 30, 2005 and a turn rate of 12.8 times. PEMSTAR’s cash cycle of 36 days was slightly lower than the June quarter’s level of 37 days. The cash and restricted cash balance at September 30, 2005, was $41.8 million, compared to $33.6 million at June 30, 2005. Liquidity, defined as worldwide cash and restricted cash plus available domestic borrowing, stood at $58.1 million, as of September 30, 2005, which was improved on October 20, 2005 by PEMSTAR borrowing an additional $10.5 million within its amended domestic revolving credit facility.

Debt as of September 30, 2005, was $117.6 million, compared to $122.0 million in the quarter ended June 30, 2005. The September 30, 2005 and June 30, 2005 balances include $21.6 million and $21.0 million, respectively, which together with restricted cash of $23.4 million and $22.8 million, respectively, are related to financing transactions to stabilize costs of the China turnkey transaction. Debt is calculated as debt plus capital leases, including current maturities in both cases.

Al Berning, Chairman and CEO of PEMSTAR stated, “We are pleased with our continued progress on an operations basis combined with the level of new and existing customer projects. We start manufacturing production on the General Dynamics’ Land Warrior program in the quarter and our program with Boston Scientific Medical is tracking well. Both programs are examples of our successful efforts in the industrial equipment and medical industries. We also initiated exciting new programs with SpectraLink, a leader in workplace Wi-Fi telephony, and with FinePoint Innovations, a subsidiary of InPlay Technologies. Our ability to work with customers from design through production of complex and configurable products consistently differentiates PEMSTAR. Our renewed focus will lead to higher margin, more specialized opportunities. Also, PEMSTAR launched new programs with long-term, top-tier customers, Honeywell and IBM. Finally, we are encouraged by reports of stabilization from customers across the semiconductor capital equipment industry. Based on public guidance, this stabilization is expected to continue. Looking forward, our progress remains on schedule and we are optimistic in our outlook as we remain focused on achieving profitable growth while diligently managing our cost structure.”

Fiscal 2006 Third-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2006 third quarter ending December 31, 2005, of $225 million to $250 million, including planned turnkey revenue in China, and a net loss of $(0.02) to a net income of $0.02 per share. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring charges referred to above.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported non-GAAP measures for the fiscal quarter ended September 30,2005, called “adjusted net income/loss”, which excludes certain restructuring charges, adjustments made to create accounts receivable and inventory reserves and business consultants’ fees, and “adjusted EBITDA”, which represents earnings before certain restructuring charges as well as interest, taxes, depreciation and amortization. Management uses the adjusted net income/loss and adjusted EBITDA measures in its internal analysis and review of operational performance, monitoring compliance with debt agreement covenants and for providing guidance to investors. Management believes that these measures provides investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using these non-GAAP measures management believes that investors get a better picture of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net loss prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results. A reconciliation of the non-GAAP measures used in this release to their closest GAAP counterpart is included in tables appearing at the end of this release.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2006 second-quarter results today, Wednesday, November 2, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the second quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21265256. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Wednesday, November 2, through 6:00 p.m. CT (7:00 p.m. ET) on Friday, November 4.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 11 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, Mr. Bauer and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and PEMSTAR’s quarterly reports filed on form 10-Q filed with the SEC.

Contacts:

Greg S. Lea	David Pasquale
PEMSTAR Inc.	The Ruth Group
Executive Vice President & Chief Financial Officer	Executive Vice President
Phone: 507-292-6941	Phone: 646-536-7006
Email: greg.lea@pemstar.com	Email: dpasquale@theruthgroup.com

Pemstar Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2005	June 30, 2005	March 31, 2005
Assets
Current assets:
Cash and equivalents	$18,426	$10,744	$25,883
Restricted cash	23,391	22,835	—
Accounts receivable, net	136,339	150,868	98,759
Recoverable income taxes	1,005	973	971
Inventories	68,250	63,812	68,345
Unbilled services	6,773	8,024	8,173
Deferred income taxes	989	973	953
Prepaid expenses and other	8,648	11,661	10,413
Assets related to discontinued operations	695	2,101	9,395

Total current assets	264,516	271,991	222,892

Property, plant and equipment, net	66,337	70,824	76,169
Goodwill, net	33,877	33,878	33,878
Deferred income taxes	2,620	2,747	2,733
Other assets	3,762	4,030	4,210
Non-current assets related to discontinued operations	233	448	4,112

Total assets	$371,345	$383,918	$343,994

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$3,288	$2,921	$312
Revolving credit facilities and current maturities of long-term debt	99,400	103,189	79,068
Current maturities of capital lease obligations	590	626	453
Accounts payable	115,387	123,322	84,375
Income taxes payable	806	807	1,491
Accrued expenses and other	30,430	21,850	26,001
Liabilities related to discontinued operations	2,842	4,162	5,695

Total current liabilities	252,743	256,877	197,395

Long-term debt, less current maturities	5,845	6,179	6,560
Capital lease obligations, less current maturities	11,807	11,959	11,973
Other liabilities and deferred credits	8,108	2,840	2,895

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,205 shares at September 30, 2005 and 45,178 shares at March 31, 2005	452	452	452
Additional paid-in capital	255,049	255,060	255,067
Accumulated other comprehensive income	2,368	2,120	3,601
Accumulated deficit	(165,027)	(151,569)	(133,949)

Total shareholders’ equity	92,842	106,063	125,171

Total liabilities and shareholders’ equity	$371,345	$383,918	$343,994

Pemstar Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30		Six Months Ended September 30
	2005	2004	2005	2004
Net sales	$211,074	$157,875	$420,917	$343,195
Cost of goods sold	204,010	144,756	408,364	312,537

Gross profit	7,064	13,119	12,553	30,658

Selling, general and administrative expenses	10,491	14,430	22,627	28,316
Restructuring and impairment charges	7,893	220	10,239	220

Operating loss	(11,320)	(1,531)	(20,313)	2,122

Other (income) expense – net	(884)	255	(948)	(1,151)
Interest expense	2,771	2,066	4,448	4,079

Loss before income taxes	(13,207)	(3,852)	(23,813)	(806)

Income tax expense (benefit)	168	(480)	(524)	(402)

Loss from continuing operations	(13,375)	(3,372)	(23,289)	(404)
Loss from discontinued operations	(83)	(2,659)	(7,789)	(5,102)

Net loss	$(13,458)	$(6,031)	$(31,078)	$(5,506)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.30)	$(0.07)	$(0.52)	$(0.01)
Loss from discontinued operations	(0.00)	(0.06)	(0.17)	(0.11)

Net loss	$(0.30)	$(0.13)	$(0.69)	$(0.12)

Shares used in computing basic and diluted loss per common share:	45,184	45,150	45,199	45,146

Pemstar Inc.

Non-GAAP Measures

(In thousands, except per share data)

Reconciliation of Net Loss to Adjusted Net Loss

	Three Months Ended June 30, 2005			Three Months Ended September 30, 2005
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net loss	$(9,914)	$(7,706)	$(17,620)	$(13,375)	$(83)	$(13,458)
Add back:
Restructuring charges	2,346	4,333	6,679	7,893	693	8,586
Accounts receivable and inventory reserves	1,292	1,918	3,210	508	(362)	146
Other unusual items	650	336	986	388	—	388

Adjusted net (loss) income	$(5,625)	$(1,119)	$(6,744)	$(4,586)	$248	$(4,338)

Basic per common share:
Net loss	$(0.22)	$(0.17)	$(0.39)	$(0.30)	$(0.00)	$(0.30)
Add back:
Restructuring charges	0.05	0.10	0.15	0.17	0.01	0.18
Accounts receivable and inventory reserves	0.04	0.03	0.07	0.02	(0.01)	0.01
Other unusual items	0.01	0.01	0.02	0.01	—	0.01

Adjusted net (loss) income	$(0.12)	$(0.03)	$(0.15)	$(0.10)	$0.00	$(0.10)

Reconciliation of Non-GAAP financial disclosure— Adjusted EBITDA

Three months ended September 30, 2005
Net loss from continuing operations	$(13,375)
Interest	2,771
Taxes	168
Depreciation	4,109
Amortization	11
Restructuring charges	7,893

Earnings before interest, taxes, depreciation and amortization (EBITDA) without restructuring charges	$1,577